Exhibit 99.1

FOR IMMEDIATE RELEASE:

Mastech Holdings, Inc. Reports Third Quarter 2015 Results

PITTSBURGH, PA – October 28, 2015 - Mastech Holdings, Inc. (NYSE MKT: MHH), a national provider of Information Technology staffing services, announced today its financial results for the third quarter ended September 30, 2015.

Third Quarter 2015 Highlights:

•	Revenues totaled $34.6 million, compared to $28.6 million in the 2014 third quarter;

•	Gross profit margins increased to 19.9% from 18.3% in the third quarter of 2014;

•	Non-GAAP diluted earnings per share were $0.25 versus $0.21 in the 2014 third quarter;

•	GAAP diluted earnings per share were $0.20 versus $0.20 in the 2014 third quarter.

Third Quarter Results:

Revenues for the third quarter of 2015 totaled $34.6 million compared to $28.6 million during the corresponding quarter last year. Gross profit in the third quarter of 2015 was $6.9 million, compared to $5.2 million in the third quarter of 2014. GAAP net income for the third quarter of 2015 totaled $887,000, compared to $879,000 during the same period last year. Non-GAAP net income for the third quarter of 2015 was $1.1 million, compared to $956,000 in the third quarter of 2014. GAAP diluted earnings per share were $0.20 in the 2015 third quarter, compared to $0.20 in the third quarter of 2014. Non-GAAP diluted earnings per share were $0.25 in the third quarter of 2015, compared to $0.21 for the corresponding period in 2014.

Demand for the Company’s staffing services was up from the previous quarter as we worked Hudson IT client activity for the first full quarter since our June 2015 acquisition. Gross margins in the third quarter of 2015 were 19.9%, representing a significant increase from both the previous quarter’s 18.8% gross margin results, and the 18.3% gross margins for the corresponding period in 2014.

Commenting on the Company’s third quarter 2015, Kevin Horner, Mastech’s Chief Executive Officer, stated, “Third quarter’s financial performance reflected the first full quarter of Hudson IT’s operating results, an acquisition that we completed in June 2015. In addition to adding scale to Mastech, the merits of this business combination can be clearly seen in our overall revenue and gross margin performance as well as our overall profitability.”

Jack Cronin, Mastech’s Chief Financial Officer, stated, “As of September 30, 2015 we had bank debt, net of cash balances on hand, of $15.6 million and approximately $8.5 million of borrowing capacity available to us under our revolving credit line. Our net bank debt position increased by $2.2 million during the quarter and reflected an investment in operating working capital of $3.5 million, largely related to the Hudson IT acquisition.”

In conjunction with its third quarter earnings release, Mastech will host a conference call at 9:00 A.M. ET on October 28, 2015 to discuss these results and to answer questions. A live webcast of this conference call will be available on the Company’s website, www.mastech.com. Simply click on the Investor Relations section and follow the links to the live webcast. The webcast will remain available for replay through November 4, 2015.

About Mastech Holdings, Inc.:

Leveraging the power of 29 years of IT experience, Mastech (NYSE MKT: MHH) provides Information Technology Staffing services in the disciplines which drive today’s business operations. More information about Mastech can be found at Mastech’s website: www.mastech.com.

Use of non-GAAP Measures:

This press release contains non-GAAP financial measures to supplement our financial results presented on a GAAP basis. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. Reconciliations of these non-GAAP measures to their comparable GAAP measures are included in the attached financial tables.

We believe that providing non-GAAP net income and non-GAAP diluted earnings per share offers investors useful supplemental information about the financial performance of our business, enables comparison of financial results between periods where certain items may vary independent of business performance, and allows for greater transparency with respect to key metrics used by management in operating our business. Additionally, management uses these non-GAAP financial measures in evaluating the Company’s performance.

Specifically, the non-GAAP financial measures contained herein exclude the following expense items, net of income tax benefits computed at our effective income tax rate for the periods presented:

Amortization of acquired intangible assets: We amortize intangible assets acquired in connection with our acquisition of Hudson IT. We exclude these amortization expenses in our non-GAAP financial measures because we believe it allows investors to make more meaningful comparisons between our operating results and those of other companies within our industry and facilitates a helpful comparison of our results with other periods.

Acquisition related transaction expenses: We incurred significant expenses in connection with our acquisition of Hudson IT which we would not have otherwise incurred in the periods presented as part our continuing operations. These transaction expenses consisted of investment banking fees, legal expenses, audit charges related to our acquired companies and various advisor costs. We believe that providing non-GAAP financial measures that exclude these expenses allows investors to make more meaningful comparisons between our operating results and those of other companies within our industry and facilitates a helpful comparison of our results with other periods.

Stock-based compensation expenses: We incur material recurring expenses related to non-cash, stock-based compensation. We exclude these expenses in our non-GAAP financial measures because we believe that it provides investors with meaningful supplemental information regarding operational performance. In particular, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under ASC 718, we believe that providing non-GAAP financial measures that exclude these expenses allows investors to make more meaningful comparisons between our operating results and those of other companies within our industry and facilitates comparison of our results with other periods.

Severance charges: From time to time, we incur severance expense related to the termination by the Company of leadership personnel. While it is probable that these expenses will occur in the future, we believe that providing non-GAAP financial measures that exclude these expenses are useful for investors to understand the effects of these items on our total operating expenses and facilitate comparison of our results with other periods.

Forward-Looking Statements:

Certain statements contained in this release are forward-looking statements based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements, which include but are not limited to projections of revenues, earnings, and cash flow. These statements are based on information currently available to the Company and it assumes no obligation to update the forward-looking statements as circumstances change. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors, including, without limitation, the level of market demand for its services, the highly competitive market for the types of services offered by the Company, the impact of competitive factors on profit margins, market conditions that could cause the Company’s customers to reduce their spending for its services, and the Company’s ability to create, acquire and build new lines of business, to attract and retain qualified personnel, reduce costs and conserve cash, and other risks that are described in more detail in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2014.

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For more information, contact:

Donna Kijowski

Manager, Investor Relations

Mastech Holdings, Inc.

888.330.5497

MASTECH HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	September 30, 2015	December 31, 2014

ASSETS
Current assets:
Cash and cash equivalents	$698	$2,568
Accounts receivable, net	20,129	15,226
Prepaid and other current assets	851	926
Deferred income taxes	157	120

Total current assets	21,835	18,840
Equipment, enterprise software and leasehold improvements, net	674	701
Deferred income taxes	162	188
Deferred financing costs, net	106	51
Non-current deposits	231	264
Goodwill	8,427	—
Intangible assets, net	8,330	—

Total assets	$39,765	$20,044

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$1,800	$—
Accounts payable	2,948	1,514
Accrued payroll and related costs	5,054	5,012
Deferred revenue and other liabilities	901	650

Total current liabilities	10,703	7,176
Long-term liabilities:
Long-term debt, less current portion	14,531	—

Total liabilities	25,234	7,176

Shareholders’ equity:
Common stock, par value $0.01 per share	52	51
Additional paid-in capital	13,163	12,733
Retained earnings	5,488	4,024
Accumulated other comprehensive (loss)	(56)	(25)
Treasury stock, at cost	(4,116)	(3,915)

Total shareholders’ equity	14,531	12,868

Total liabilities and shareholders’ equity	$39,765	$20,044

MASTECH HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months ended September 30,		Nine Months ended September 30,
	2015	2014	2015	2014

Revenues	$34,565	$28,634	$90,930	$84,974

Cost of revenues	27,686	23,407	73,849	69,416

Gross profit	6,879	5,227	17,081	15,558

Selling, general and administrative expenses	5,356	3,788	14,611	11,306

Income from operations	1,523	1,439	2,470	4,252

Other income/(expense), net	(124)	(33)	(139)	(11)

Income before income taxes	1,399	1,406	2,331	4,241

Income tax expense	512	527	867	1,600

Net income	$887	$879	$1,464	$2,641

Earnings per share:
Basic	$0.20	$0.20	$0.34	$0.61
Diluted	$0.20	$0.20	$0.33	$0.59

Weighted average common shares outstanding:
Basic	4,341	4,330	4,334	4,319

Diluted	4,438	4,464	4,438	4,461

MASTECH HOLDINGS, INC.

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months ended September 30,		Nine Months ended September 30,
	2015	2014	2015	2014

GAAP Net Income	$887	$879	$1,464	$2,641

Adjustments:
Amortization of acquired intangible assets	202	—	237	—
Stock-based compensation	106	123	299	295
Acquisition transaction expenses	25	—	624	—
Severance expenses	—	—	305	—
Income taxes adjustments	(122)	(46)	(553)	(111)

Non-GAAP Net Income	$1,098	$956	$2,376	$2,825

GAAP Diluted Earnings Per Share	$0.20	$0.20	$0.33	$0.59

Non-GAAP Diluted Earnings Per Share	$0.25	$0.21	$0.54	$0.63

Weighted average common shares outstanding:

GAAP Diluted Shares	4,438	4,464	4,438	4,461

Non-GAAP Diluted Shares	4,438	4,464	4,438	4,461